Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:
Clifford E. Pietrafitta
Chief Financial Officer
(215) 569-9900

IMMEDIATE RELEASE
      January 4, 2008

CSS INDUSTRIES, INC. ANNOUNCES CLOSURE OF A

MANUFACTURING FACILITY AND OF A DISTRIBUTION CENTER

CSS Industries, Inc. (NYSE:CSS) announced that its Board of Directors has approved a restructuring plan, effective immediately, to close its Elysburg, Pennsylvania production facility and its Troy, Pennsylvania distribution center. Under the restructuring plan, both facilities are expected to be closed on or before May 1, 2008. The Company believes that these actions are appropriate as its business has increasingly shifted from domestically manufactured to foreign sourced boxed greeting cards and gift tags. Annual recurring pre-tax savings from these initiatives, once fully implemented, are expected to approximate $4.4 million or $.25 per diluted share, primarily as a result of personnel cost savings and reduced facility costs.

The restructuring plan includes pre-tax expenses of approximately $6.5 million, primarily related to severance, asset write-downs and facility carrying costs. The restructuring costs include approximately $4.7 million of cash expenses and $1.8 million of non-cash charges. Approximately $4.1 million, or $.23 per diluted share, of these costs will be recorded in the last quarter of fiscal 2008. Approximately $1.8 million, or $.10 per diluted share, is expected to be recognized in fiscal 2009 with the balance of $.7 million, or $.04 per diluted share, reflected in fiscal 2010. Proceeds on the sale of equipment and facilities are expected to generate approximately $4.0 million of cash as the related assets are sold over the next few years. The net impact of savings and restructuring costs on the Company was not reflected in the Company’s previously reported earnings guidance of $2.45 to $2.60 per diluted share for the current fiscal year ending March 31, 2008 and is expected to result in a reduction of $.23 per diluted share from that prior guidance. Excluding the foregoing expected reduction in earnings resulting from the restructuring plan, the Company currently expects earnings for the current fiscal year to be within the previously reported range. As a result of the restructuring plan, the Company expects to realize net incremental income of $.15 per diluted share for the Company’s next fiscal year beginning April 1, 2008.

“The decision to close our Elysburg operation and our Troy distribution center was a difficult one,” said Christopher J. Munyan, CSS’ President and Chief Executive Officer. “We believe, however, that these actions position the Company to respond more effectively to the changing requirements of our customers.”

CSS is a consumer products company primarily engaged in the design and sale of seasonal and all occasion products, principally to mass market retailers. These products include gift wrap, gift bags, gift boxes, boxed greeting cards, gift tags, decorative tissue paper, decorations, classroom exchange Valentines, decorative ribbons and bows, Halloween masks, costumes, make-ups and novelties, Easter egg dyes and novelties, craft and educational products, memory books, stationery, journals and notecards, infant and wedding photo albums and scrapbooks, and other gift items that commemorate life’s celebrations.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to expected future earnings and financial performance and expected future benefits and costs associated with the project relating to the closure of the Company’s Elysburg, Pennsylvania and Troy, Pennsylvania facilities. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, general market conditions, increased competition, increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products, currency risks and other risks associated with international markets, risks associated with the closure of the Company’s Elysburg, Pennsylvania and Troy, Pennsylvania facilities, including the risk that the cost of the project will exceed expectations and that the restructuring related savings may not meet the expected amounts, risks associated with the combination of the operations of the Company’s Cleo and Berwick Offray subsidiaries, including the risk that the restructuring related savings may not meet the expected amounts previously reported, risks associated with the Company’s ERP systems standardization project, including the risk that the cost of the project will exceed expectations, the risk that the expected benefits of the project will not be realized and the risk that implementation of the project will interfere with and adversely affect the Company’s operations and financial performance, risks associated with the expiration on December 31, 2007 of the collective bargaining agreement between the Company’s Cleo subsidiary and the labor union representing approximately 600 production and maintenance employees employed at Cleo’s Memphis, Tennessee facility, including the risk that a new collective bargaining agreement may not be reached, the risk that customers may become insolvent, costs of compliance with governmental regulations and government investigations, liability associated with non-compliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws, and other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and elsewhere in the Company’s SEC filings. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.